Exhibit 10.25

Journal Communications Non-Employee Director Compensation Policy
Amended as of February 12, 2013 (1)

Cash Compensation
Annual Retainer Fee (2)	$30,000
Meeting Fees:
Per Meeting	$1,500
Teleconference Meeting	$1,000

Committee Retainers
Lead Director/Nominating and Corporate Governance	$15,000
Committee Chair (2)
Audit Committee Chair (2)	$10,000
Compensation Committee Chair (2)	$7,500

Equity Compensation
Annual Share Grant (at Annual Meeting of Shareholders)	$50,000 value (3)

Stock Ownership Guideline	25,000 shares (4)

Notes:

(1)
In the event a new director is elected to the board after the date of the Shareholders’ Annual Meeting, but before the next Shareholders’ Annual Meeting, the new director will receive on a pro-rata basis the annual cash retainer fee and the annual share grant.  The pro-rata portion of the annual cash retainer fee (less the amount of such fee to be paid in regular quarterly installments) will be paid at the next regularly scheduled board meeting.  The pro-rata portion of the annual share grant will be made at the time of the first Shareholders’ Annual Meeting after the new director is elected to the board.  In the event the new director chairs a committee upon becoming a member of the board, the new director also will be paid the committee retainer on a pro-rata basis.

(2)	Paid in 4 equal installments at first 4 regularly scheduled board meetings during each calendar year.

(3)	Full value unrestricted grant of Class B common stock with a grant date of the date of each Shareholders’ Annual Meeting.

(4)	Non-employee directors are required to own 25,000 shares of stock in Journal Communications. New directors should meet the guideline within 5 years following the date they are elected to the board.